Exhibit 4

AMENDMENT NO. 1
TO
AMENDED AND RESTATED CREDIT AGREEMENT

This AMENDMENT NO. 1, dated as of September 1, 2006 (this “Amendment”), is made by and among TUCSON ELECTRIC POWER COMPANY, an Arizona corporation (the “Borrower”), the lenders listed on the signature pages of this Amendment as “Lenders” (such lenders, together with their respective permitted assignees from time to time, being referred to herein, collectively, as the “Lenders”), the banks listed on the signature pages of this Amendment as “Issuing Banks” (collectively, the “Issuing Banks”), UNION BANK OF CALIFORNIA, N.A., as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), and WELLS FARGO BANK, NATIONAL ASSOCIATION and ABN AMRO BANK N.V., as New Issuing Banks (as defined herein).

PRELIMINARY STATEMENT:

The Borrower, the Lenders, the Issuing Banks, The Bank of New York and JPMorgan Chase Bank, N.A., as Co-Syndication Agents, Wells Fargo Bank, National Association and ABN AMRO Bank N.V., as Co-Documentation Agents, and the Administrative Agent previously entered into that certain Amended and Restated Credit Agreement, dated as of August 11, 2006 (the “Existing Agreement”, as amended by this Amendment, the “Amended Agreement”, and as the Amended Agreement may hereafter be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”). The Borrower desires to amend the Existing Agreement in certain particulars to allow for the replacement from time to time of Revenue Bond Letters of Credit in accordance with the terms and conditions set forth in the Credit Agreement. Each of the Borrower, the Required Lenders, the Administrative Agent and the Issuing Banks has agreed to such amendment, on the terms and conditions set forth herein. The parties therefore agree as follows (capitalized terms used but not defined herein having the meanings assigned such terms in the Existing Agreement):

SECTION 1.  Amendments to Existing Agreement. The Existing Agreement is, effective as of the date hereof and subject to the satisfaction of the conditions precedent set forth in Section 2 hereof, hereby amended as follows:

(a)   Revenue Bond Letters of Credit. The first sentence of Section 2.04(a)(ii) of the Existing Agreement is hereby amended and restated in its entirety to read as follows:

“Subject to the terms and conditions set forth herein, the Borrower may request the issuance, amendment or replacement of Revenue Bond Letters of Credit, for its own account, during the period from the Effective Date

S-2

through and including the date that occurs ten (10) Business Days prior to the Final Maturity Date, in a form reasonably acceptable to the Administrative Agent and the applicable Issuing Bank.”

(b)   Amendment and Replacement of Revenue Bond Letters of Credit. Section 2.04(b)(ii) of the Existing Agreement is hereby amended and restated in its entirety to read as follows:

“(ii) Any Revenue Bond Letter of Credit may be amended by the applicable Issuing Bank, or replaced with a new Revenue Bond Letter of Credit issued by another Issuing Bank, at the request of the Borrower and with the consent of the Administrative Agent; provided, that no such amendment or replacement shall increase the stated amount of a Revenue Bond Letter of Credit or extend the expiration date thereof beyond the last permissible date referred to in paragraph (d) below. To request an amendment to or replacement of an outstanding Revenue Bond Letter of Credit, the Borrower shall hand deliver or telecopy to the applicable Issuing Bank and the Administrative Agent (no less than three Business Days (or such shorter period of time as acceptable to the applicable Issuing Bank and the Administrative Agent) in advance of the requested date of amendment or replacement, as the case may be) a notice identifying the Revenue Bond Letter of Credit to be amended or replaced (as the case may be) and specifying the date of amendment or replacement (which shall be a Business Day), the amount of such Revenue Bond Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to amend or replace (as the case may be) such Revenue Bond Letter of Credit. The Administrative Agent shall, promptly after its receipt thereof, distribute a copy of each such notice to the Lenders. If requested by the applicable Issuing Bank, the Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for the replacement of a Revenue Bond Letter of Credit. Upon the amendment or replacement of any Revenue Bond Letter of Credit, the applicable Issuing Bank shall provide notice and a copy thereof to the Administrative Agent, which shall promptly furnish copies thereof to the Lenders.”

(c)   Participations of Revenue Bond Lenders. The first sentence of Section 2.04(e)(ii) of the Existing Agreement is hereby amended and restated in its entirety to read as follows:

“On the Effective Date, without any further action on the part of any Issuing Bank or the Revenue Bond Lenders, each Issuing Bank issuing (or deemed to be issuing) one or more Revenue Bond Letters of Credit (whether on the Effective Date or at any time thereafter) pursuant to this Section hereby grants to each Revenue Bond Lender, and each Revenue Bond Lender hereby acquires from such Issuing Bank, a participation in each such Revenue Bond Letter of Credit equal to such Revenue Bond

S-3

Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Revenue Bond Letter of Credit.”

SECTION 2.   Conditions of Effectiveness of Amendments. The amendments to the Existing Agreement set forth in Section 1 hereof shall become effective as of the date hereof when, and only when, the Administrative Agent shall have received counterparts of this Amendment executed by the Borrower, the Required Lenders, the Issuing Banks and the Administrative Agent (in sufficient quantity for each party to have a fully executed original).

SECTION 3.   Replacement of Issuing Bank.

(a)   Existing Issuing Bank. Pursuant to Section 2.04(j) of the Existing Agreement, the Borrower, the Administrative Agent, Credit Suisse (as successor to Credit Suisse First Boston, acting through its New York Branch) (“Credit Suisse”), Wells Fargo Bank, National Association (“Wells Fargo”) and ABN AMRO Bank N.V. (“ABN AMRO”, and together with Wells Fargo, the “New Issuing Banks”) hereby agree that, effective as of the date of satisfaction of the conditions precedent set forth in subsection (c) below, Credit Suisse, in its capacity as issuer of the Existing Letters of Credit listed as items 1, 2 and 3 on Schedule 2.04 to the Existing Agreement (the “Replaced Letters of Credit”) (in such capacity, the “Existing Issuing Bank”), shall be replaced as issuer of the Replaced Letters of Credit by (i) with respect to the Replaced Letters of Credit listed as items 1 and 3 on such Schedule 2.04, Wells Fargo, and (ii) with respect to the Replaced Letter of Credit listed as item 2 on such Schedule 2.04, ABN AMRO.

(b)   New Issuing Banks. Each New Issuing Bank acknowledges and agrees that, effective as of the date of satisfaction of the conditions precedent set forth in subsection (c) below, (i) it is an “Issuing Bank” under the Credit Agreement, (ii) by its execution and delivery of this Amendment, it is deemed a party to the Credit Agreement as if it were a signatory thereof in such capacity and (iii) with respect to Letters of Credit it issues, it assumes all obligations, and acquires all rights and remedies, of an “Issuing Bank” under the Credit Agreement.

(c)   Conditions to Replacement of Existing Issuing Bank. The replacement of the Existing Issuing Bank by the New Issuing Banks pursuant to subsection (a) above shall become effective on the date on which each of the following conditions is satisfied:

(i)  Wells Fargo shall have issued Revenue Bond Letters of Credit, in replacement of (and in form and substance substantially identical to) the Replaced Letters of Credit listed as items 1 and 3 on Schedule 2.04 to the Existing Credit Agreement, to the applicable Revenue Bond Trustees, and all conditions to the issuance of such replacement Revenue Bond Letters of Credit set forth in the applicable Revenue Bond

S-4

Indentures and Revenue Bond Loan Agreements shall have been satisfied (or waived in accordance with the terms thereof).

(ii)  ABN AMRO shall have issued a Revenue Bond Letter of Credit, in replacement of (and in form and substance substantially identical to) the Replaced Letter of Credit listed as item 2 on Schedule 2.04 to the Existing Credit Agreement, to the applicable Revenue Bond Trustee, and all conditions to the issuance of such replacement Revenue Bond Letter of Credit set forth in the applicable Revenue Bond Indenture and Revenue Bond Loan Agreement shall have been satisfied (or waived in accordance with the terms thereof).

(iii)  Each of the Replaced Letters of Credit shall have been surrendered for cancellation by the applicable Revenue Bond Trustee and returned to the Existing Issuing Bank.

(iv)  The Borrower shall have paid all unpaid fees accrued for the account of the Existing Issuing Bank pursuant to Section 2.10(b) of the Existing Agreement.

(v)  The Borrower and the New Issuing Banks (and, if applicable, any “Custodian”, as defined in the applicable Revenue Bond Pledge Agreement) shall have executed and delivered Revenue Bond Pledge Agreements in replacement of the existing Revenue Bond Pledge Agreements to which the Existing Issuing Bank is a party, and all further actions required under any applicable law, or that the Administrative Agent may reasonably request, to perfect the Liens created or intended to be created by such replacement Revenue Bond Pledge Agreements shall have been taken.

SECTION 4.   Representations and Warranties of the Borrower. The Borrower represents and warrants as follows:

(a)   The execution and delivery by the Borrower of this Amendment, and the performance by the Borrower of this Amendment and the Amended Agreement, are within the Borrower’s organizational powers and have been duly authorized by all necessary corporate and, if required, stockholder action, and do not and will not (i) violate any Requirement of Law, (ii) violate or result in a default under any indenture, agreement or other instrument binding upon the Borrower or any of its Consolidated Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by the Borrower or any of its Consolidated Subsidiaries, or (iii) result in the creation or imposition of any Lien on any asset of the Borrower or any of its Consolidated Subsidiaries, except Liens created under the Loan Documents or under the Mortgage Indenture. This Amendment has been duly executed and delivered by the Borrower.

S-5

(b)   The execution and delivery by the Borrower of this Amendment, and the performance by the Borrower of this Amendment and the Amended Agreement, do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except as set forth in Section 3.03(a) of the Existing Agreement.

(c)   Each of this Amendment and the Amended Agreement constitutes a legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(d)   No Default or Event of Default has occurred and is continuing.

SECTION 5.   Reference to and Effect on the Existing Agreement. (a) Upon the effectiveness of this Amendment: (i) each reference in the Existing Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Existing Agreement shall mean and be a reference to the Credit Agreement; and (ii) each reference in any other Loan Document to “the Credit Agreement”, “thereunder”, “thereof” or words of like import referring to the Existing Agreement shall mean and be a reference to the Credit Agreement.

(b)   Except as specifically amended or waived above, the Existing Agreement shall continue to be in full force and effect and is hereby in all respects ratified and confirmed. Without limiting the generality of the foregoing, the Security Documents and all of the Collateral described therein do and shall continue to secure the payment of all Obligations.

(c)   The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of the Lenders, the Issuing Banks or the Administrative Agent under the Existing Agreement or any other Loan Document, nor constitute a waiver of any provision of the Existing Agreement or any other Loan Document.

SECTION 6.   Costs and Expenses. The Borrower agrees to pay on demand all reasonable out-of-pocket expenses of the Administrative Agent in connection with the preparation, negotiation, syndication, execution and delivery of this Amendment and the other instruments and documents to be delivered hereunder, including, without limitation, the reasonable fees, charges and disbursements of counsel to the Administrative Agent with respect thereto and with respect to advising the Administrative Agent as to its rights and responsibilities hereunder and thereunder, and all out-of-pocket expenses incurred by the Administrative Agent, any Issuing Bank or any Lender (including, without limitation, the fees, charges and disbursements of any counsel for the Administrative Agent, any Issuing Bank or any Lender) in connection with the

S-6

enforcement (whether through negotiations, legal proceedings or otherwise) of this Amendment.

SECTION 7.   Execution in Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument. In furtherance of the foregoing, it is understood and agreed that signatures hereto submitted by facsimile transmission shall be deemed to be, and shall constitute, original signatures.

SECTION 8.   Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of the New York.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

TUCSON ELECTRIC POWER COMPANY
By	/s/ Kevin P. Larson
Name: Kevin P. Larson Title: Sr. Vice President, CFO and Treasurer
UNION BANK OF CALIFORNIA, N.A., as Administrative Agent and a Lender
By	/s/ Jeffrey P. Fesenmaier
Name: Jeffrey P. Fesenmaier, CFA Title: Assistant Vice President

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender and New Issuing Bank
By	/s/ Clyde Gossert
Name: Clyde Gossert Title: Vice President

ABN AMRO BANK N.V., as a Lender and New Issuing Bank
By	/s/ R. Scott Donaldson
Name: R. Scott Donaldson Title: Vice President
By	/s/ Todd D. Vaubel
Name: Todd D. Vaubel Title: Assistant Vice President

THE BANK OF NEW YORK, as an Issuing Bank and a Lender
By	/s/ John-Paul Marotta
Name: John-Paul Marotta Title: Managing Director

CREDIT SUISSE, Cayman Islands Branch, as an Issuing Bank
By	/s/ David Dodd
Name: David Dodd Title: Vice President
By	/s/ Mikhail Faybusovich
Name: Mikhail Faybusovich Title: Associate

JPMORGAN CHASE BANK, N.A., as a Lender
By	/s/ Nancy R. Barwig
Name: Nancy R. Barwig Title: Vice President

BANK HAPOALIM B.M., as a Lender
By	/s/ Shaun Breidbart
Name: Shaun Breidbart Title: Vice President
By	/s/ Laura Anne Raffa
Name: Laura Anne Raffa Title: Executive Vice President & Corporate Manager

BAYERISCHE LANDESBANK, NEW YORK BRANCH, as a Lender
By	/s/ John Gregory
Name: John Gregory Title: Vice President
By	/s/ Norman McClave
Name: Norman McClave Title: First Vice President

BNP PARIBAS, as a Lender
By	/s/ Mark A. Renaud
Name: Mark A. Renaud Title: Managing Director
By	/s/ Leonardo Osorio
Name: Leonardo Osorio Title: Director

COBANK, ACB, as a Lender
By	/s/ Raymond Haley
Name: Raymond Haley Title: Vice President

COMERICA WEST INCORPORATED, as a Lender
By	/s/ Fatima Arshad
Name: Fatima Arshad Title: Corporate Banking Representative

COMMERZBANK AG, NEW YORK AND CAYMAN BRANCHES, as a Lender
By	/s/ Andrew Campbell
Name: Andrew Campbell Title: Senior Vice President
By	/s/ Andrew Kjoller
Name: Andrew Kjoller Title: Vice President

DRESDNER BANK AG, NEW YORK AND CAYMAN BRANCHES, as a Lender
By	/s/ Thomas R. Brady
Name: Thomas R. Brady Title: Director
By	/s/ Brian Smith
Name: Brian Smith Title: Managing Director

KBC BANK, N.V., as a Lender
By	/s/ Jean-Pierre Diels
Name: Jean-Pierre Diels Title: First Vice President
By	/s/ Eric Raskin
Name: Eric Raskin Title: Vice President

LLOYDS TSB BANK PLC, as a Lender
By
Name: Title:
By
Name: Title:

SOVEREIGN BANK, as a Lender
By	/s/ Robert D. Lanigan
Name: Robert D. Lanigan Title: Senior Vice President

THE BANK OF TOKYO-MITSUBISHI, UFJ, LTD., NEW YORK BRANCH (as successor to UFJ BANK LIMITED), as a Lender
By	/s/ Chi-Cheng Shen
Name: Chi-Cheng Shen Title: Authorized Signatory
By
Name: Title:

U.S. BANK NATIONAL ASSOCIATION, as a Lender
By	/s/ Dale Parshall
Name: Dale Parshall Title: Vice President

WACHOVIA BANK, NATIONAL ASSOCIATION, as a Lender
By	/s/ Paul Pritchett
Name: Paul Pritchett Title: Vice President